EXHIBIT 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com Traded: Nasdaq “LACO”

FOR FURTHER INFORMATION CONTACT:
 Timothy J. Cope 952-449-7030

FOR IMMEDIATE RELEASE:
 Monday, March 21, 2005

LAKES ENTERTAINMENT, INC. SIGNS DEVELOPMENT CONSULTING
AGREEMENTS AND MANAGEMENT CONTRACTS FOR TWO GAMING PROJECTS
WITH THE IOWA TRIBE OF OKLAHOMA

Minneapolis, March 21, 2005 — Lakes Entertainment, Inc. (Nasdaq “LACO”) announced today that it has signed development consulting agreements and management contracts with the Iowa Tribe of Oklahoma in connection with assisting the Tribe in developing, equipping and managing two separate casino destinations.

     The Iowa plans include the development and operation of a new first class casino resort facility located on Indian land along historical Route 66 approximately 25 miles northeast of Oklahoma City. The project which will be one of the closest to the Oklahoma City market, is master planned to include a large first class casino, hotel and meeting space, a child care and arcade facility, entertainment and events center, parking, a golf course, multiple restaurant and bar venues and other casino resort amenities. The first phase of the project is planned to include approximately 1,500 gaming devices, various restaurant and bar outlets, approximately 40 table games and a large poker room.

     As soon as regulatory approval has been received, Lakes will provide consulting services, and subject to approval of the NIGC, management services to assist the Tribe with the Tribe’s Cimarron Casino located in Perkins, Oklahoma, which currently consists of approximately 200 gaming devices and a bingo hall.

     Subject to regulatory approval, the company will provide management services for the Tribe’s casino operations at each location. Under the terms of the management contracts, Lakes will provide overall operational direction at each of the casinos in exchange for a fee equivalent to 30% of net revenues from the new casino project and 30% of incremental net revenues produced at the Cimarron Casino.

     Lyle Berman, Chairman and CEO of Lakes stated, “We are very excited about teaming up with the Iowa Tribe to help them build a new, dynamic and first class casino operation and to assist them with their current operations. Chairwoman Phoebe O’Dell and the members of the Iowa Business Committee have been extremely good to work with and we look forward to a long term business relationship. We appreciate the efforts of Kevin Kean who was instrumental in bringing the Iowa Tribe and Lakes together. Subject to regulatory approval, Mr. Kean will consult on the projects for a fee equivalent to approximately 20% of the management fees received by Lakes.”

     Tim Cope, President and CFO of Lakes commented, “Lakes is very proud to be selected by the Iowa Tribe as its casino management company. The new casino development, along with continued improvements at the existing facility, will provide the Iowa Tribe a tremendous opportunity to enhance the Tribe’s economic self-sufficiency and business diversification. As soon as regulatory approval is received, we will immediately help the Tribe with operations at the Cimarron Casino. As soon as regulatory approval is received for the new casino location, we will begin the development and construction of that project. We currently estimate the first phase of the new casino to be open in early 2007.”

About Lakes Entertainment

     Lakes Entertainment, Inc. currently has development and management agreements with six separate Tribes for new casino operations in Michigan, California, Texas and Oklahoma, a total of nine separate casino sites. In addition, Lakes has announced plans to develop a company owned casino resort project in Vicksburg, Mississippi. The Company also owns approximately 64% of WPT Enterprises, Inc. (Nasdaq “WPTE”), a separate publicly held media and entertainment company principally engaged in the development, production and marketing of gaming themed televised programming including the World Poker Tour television series, the licensing and sale of branded products and the sale of corporate sponsorships.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management contracts; continued indemnification obligations to Grand Casinos; highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; reliance on Lakes’ management; and the fact that the WPT shares held by Lakes are currently not liquid assets, and there is no assurance that Lakes will be able to realize value from these holdings equal to the current or future market value of WPT common stock. There are also risks and uncertainties relating to WPT that may have a material effect on the Company’s consolidated results of operations or the market value of the WPT shares held by the Company, including WPT’s significant dependence on the Travel Channel as a source of revenue; the potential that WPT’s television programming will fail to maintain a sufficient audience; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPT’s television programming; the risk that WPT may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPT’s relationships with key licensing and strategic partners; and WPT’s dependence on its senior management team. For more information, review the Company’s filings with the Securities and Exchange Commission.